Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of SoundHound AI, Inc. (“SoundHound” or the “Company”) presents the combination of the historical financial information of SoundHound and LivePerson, Inc. (“LivePerson” or the “Target”), adjusted to give effect to the LivePerson Merger.

Description of the Acquisition

On April 21, 2026, SoundHound AI, Inc. (“SoundHound”) entered into a Merger Agreement and a Notes Restructuring Agreement (collectively, the “Transaction Agreements”) with LivePerson, Inc. (“LivePerson”), pursuant to which Lightspeed Merger Sub Inc., a wholly owned subsidiary of SoundHound, agreed to merge with and into LivePerson, with LivePerson surviving as an indirect wholly owned subsidiary of SoundHound (the “LivePerson Merger”).

Under the terms of the Transaction Agreements, total consideration consisted of the following:

i.	shares of SoundHound Class A common stock issued to holders of LivePerson’s First Lien Convertible Senior Notes due 2029 and 10.0% Second Lien Senior Subordinated Secured Notes (collectively, the “Secured Notes”) equal to approximately $178.0 million and $83.2 million (the “First and Second Lien Stock Consideration”), respectively, each divided by the SoundHound Closing Stock Price,

ii.	shares of SoundHound Class A common stock issued to holders of LivePerson common stock with an aggregate value of $42.8 million (the “Shareholder Stock Consideration”) divided by the SoundHound Closing Stock Price, subject to adjustment for LivePerson’s closing cash balance relative to a $74.0 million minimum cash threshold; and

iii.	replacement restricted stock units (RSUs) and cash-settled awards issued to continuing LivePerson employees in exchange for outstanding unvested equity awards. All out-of-the-money stock options and warrants were cancelled at closing for no consideration.

The SoundHound Closing Stock Price is determined based on the average of the daily volume-weighted average prices of a share of SoundHound Common Stock on each of the ten consecutive trading days ending on and including the trading day that is three trading days prior to the closing date, subject to a collar of $7.00 (floor) and $12.00 (cap) per share. SoundHound retains the right to substitute cash in lieu of all or a portion of the stock consideration payable to Secured Note holders.

As of March 31, 2026, LivePerson had approximately $20.1 million in aggregate principal amount of 0% Convertible Notes due 2026 outstanding. Pursuant to the Merger Agreement, LivePerson is required to use commercially reasonable best efforts to retire these notes at or prior to closing.

The determination of estimated preliminary consideration under GAAP and the preliminary purchase price allocation, including the fair value of assets acquired and liabilities assumed, are accounted for as a business combination under ASC 805, Business Combinations, and are discussed in Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements included herein.

Other Information

The unaudited pro forma condensed combined financial information prepared as of March 31, 2026 and for the three months ended March 31, 2026 have been prepared to update the unaudited pro forma condensed combined financial information presented in the Registration Statement on Form S-3 filed by SoundHound with the SEC on May 11, 2026 and should be read in conjunction with the unaudited pro forma condensed combined statement of operations for the annual period ended December 31, 2025 included therein. The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical consolidated balance sheets of SoundHound and LivePerson, giving effect to the acquisition as if it had occurred on March 31, 2026. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 assumes that the LivePerson Merger occurred as of January 1, 2025 and combines the historical results of SoundHound and LivePerson giving pro forma effect for the periods then ended.

The unaudited pro forma condensed combined financial information is derived from the historical financial information of SoundHound and LivePerson, and should be read in conjunction with the following information:

●	the historical unaudited condensed consolidated financial statements of SoundHound for the three months ended March 31, 2026, included in its Quarterly Report on Form 10-Q filed with the SEC on May 11, 2026,

●	the historical unaudited condensed consolidated financial statements of LivePerson, Inc. for the three months ended March 31, 2026, as attached as Exhibit 99.2 to this Report and incorporated herein by reference.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The transaction accounting adjustments are based on available information and assumptions that the Company’s management believes are reasonable. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The LivePerson Merger is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final acquisition accounting may be material.

SOUNDHOUND AI, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

(in thousands)

SoundHound Consolidated Balance Sheet Line Items	SoundHound Historical	LivePerson Historical As Adjusted (Note 2)	Transaction Accounting Adjustments (Note 3)	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$215,642	$101,499	$(47,570)	3(a), 3(b)	$269,571
Accounts receivable, net of allowances	30,068	25,664	-		55,732
Contract assets and unbilled receivable, net	32,752	3,365	-		36,117
Other current assets	10,343	15,417	-		25,760
Total current assets	288,805	145,945	(47,570)		387,180
Restricted cash equivalents, non-current	676	-	-		676
Right-of-use assets	5,920	72	-		5,992
Property and equipment, net	2,863	4,616	-		7,479
Goodwill	122,277	184,540	(21,198)	3(c)	285,619
Intangible assets, net	172,036	13,502	114,498	3(d)	300,036
Deferred tax asset	28	4,533	-		4,561
Contract assets and unbilled receivable, non-current, net	34,067	-	-		34,067
Other non-current assets	18,279	104,374	(104,098)	3(e), 3(f)	18,555
Total assets	$644,951	$457,582	$(58,368)		$1,044,165

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,048	$4,357	$-		$12,405
Accrued liabilities	29,321	47,661	(2,138)	3(b), 3(g), 3(h)	74,844
Operating lease liabilities	2,751	87	-		2,838
Finance lease liabilities	289	-	-		289
Income tax liability	2,812	-	-		2,812
Deferred revenue	28,509	57,987	-		86,496
Other current liabilities	1,557	20,428	(20,071)	3(b)	1,914
Total current liabilities	73,287	130,520	(22,209)		181,598

Operating lease liabilities, net of current portion	3,186	-	-		3,186
Deferred revenue, net of current portion	6,756	-	-		6,756
Long-term debt	-	373,723	(373,723)	3(b)	-
Contingent acquisition liabilities, net of current portion	87,334	-	-		87,334
Income tax liability, net of current portion	1,379	-	-		1,379
Deferred tax liability	2,209	4,199	-		6,408
Other non-current liabilities	10,134	636	-		10,770
Total liabilities	$184,285	$509,078	$(395,932)		$297,431

Stockholders’ equity (deficit):
Series A Preferred Stock	-	-	-		-
Class A Common Stock	37	173	(170)	3(h)	40
Class B Common Stock	3	-	-		3
Treasury stock, at cost	-	(3)	3	3(h)	-
Additional paid-in capital	1,442,560	1,023,338	(730,166)	3(h)	1,735,732
Accumulated deficit	(982,094)	(1,067,321)	1,060,214	3(h)	(989,201)
Accumulated other comprehensive income (loss)	160	(7,683)	7,683	3(h)	160
Total stockholders’ equity (deficit)	$460,666	$(51,496)	$337,564		$46,734
Total liabilities and stockholders’ equity (deficit)	$644,951	$457,582	$(58,368)		$1,044,165

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

SOUNDHOUND AI, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2026

(in thousands, except share and per share data)

SoundHound Consolidated Income Statement Line Items	SoundHound Historical	LivePerson Historical As Adjusted (Note 2)	Transaction Accounting Adjustments (Note 3)	Note	Pro Forma Combined
Revenues	$44,195	$56,956	$-		$101,151
Operating expenses:
Cost of revenues	30,453	16,599	2,050	3(i)	49,102
Sales and marketing	19,215	14,200	(4,100)	3(j)	29,315
Research and development	26,200	15,436	(3,788)	3(k)	37,848
General and administrative	25,676	12,300			37,976
Change in fair value of contingent acquisition liabilities	(39,392)	-	-		(39,392)
Amortization of intangible assets	4,714	172	4,264	3(i)	9,150
Total operating expenses	66,866	58,707	(1,574)		123,999
Loss from operations	(22,671)	(1,751)	1,574		(22,848)

Other income (expense), net:
Interest expense	(71)	(8,252)	8,252	3(l)	(71)
Other income (expense), net	(1,488)	1,501	(1,116)	3(m)	(1,103)
Total other income (expense), net	(1,559)	(6,751)	7,136		(1,174)
Loss before provision for income taxes	(24,230)	(8,502)	8,710		(24,022)
Provision for income taxes	798	325	-		1,123
Net loss	$(25,028)	$(8,827)	$8,710		$(25,145)

Net loss per share:
Basic	$(0.06)			3(n)	$(0.06)
Diluted	$(0.11)			3(n)	$(0.10)

Weighted-average common shares outstanding:
Basic	421,472,827			3(n)	456,344,364
Diluted	429,783,201			3(n)	464,654,738

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Presentation

The historical financial information of SoundHound and LivePerson has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Transactions in accordance with generally accepted accounting principles (“GAAP”), based on the assumptions and adjustments that are described in the accompanying notes.

The LivePerson Merger has been accounted for as a business combination in accordance with the acquisition method of accounting under GAAP. Under this method of accounting, SoundHound has been determined to be the accounting acquirer and LivePerson to be the accounting acquiree. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination are measured and recognized at fair value as of the acquisition date. The excess of the consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The final purchase price allocation could differ materially from the preliminary allocation used in the transaction accounting adjustments as the final allocation may include changes in allocations to intangible assets as well as goodwill.

The unaudited pro forma condensed combined financial information includes certain reclassifications to conform LivePerson’s historical accounting presentation to SoundHound’s accounting presentation.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to the LivePerson Merger, as if the Merger had been completed on March 31, 2026 and combines the unaudited condensed consolidated balance sheet of SoundHound as of March 31, 2026 with LivePerson’s unaudited condensed consolidated balance sheet as of March 31, 2026.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 give effect to the LivePerson Merger as if it had occurred on January 1, 2025, the first day of SoundHound’s fiscal 2025, and combines the historical results of SoundHound and LivePerson. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the unaudited condensed consolidated statement of operations of SoundHound for the three months ended March 31, 2026 with LivePerson’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2026.

The pro forma financial information reflects transaction accounting adjustments that management believes are necessary to present fairly SoundHound’s pro forma results of operations and financial position following the closing of the LivePerson Merger as of and for the periods indicated. The pro forma adjustments, which SoundHound believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The actual results of operations of the combined company will likely differ, perhaps materially, from the pro forma amounts reflected herein due to a variety of factors. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the transactions based on information available to management at this time, and that the pro forma transaction accounting adjustments give effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the LivePerson Merger.

No deferred tax liability has been recorded with respect to the basis differences associated with the identifiable intangible assets recognized in the transaction because the Company has sufficient net operating loss carryforwards to offset the related deferred tax effects. Accordingly, no pro forma balance sheet adjustment has been reflected for such intangible assets. The preliminary purchase price allocation in the unaudited pro forma information reflects a full valuation allowance against the acquired U.S. federal and state net deferred tax assets, including net operating loss carryforwards, as the realization of the full amount of these acquired net deferred tax assets is uncertain, and reflects the carryover of deferred tax balances of foreign jurisdictions which do not carry a full valuation allowance.

Income tax expense reflects the combined historical income tax provisions of LivePerson and SoundHound. This presentation assumes that the existing full valuation allowance will continue to be maintained and, therefore, no incremental tax benefit or other pro forma tax adjustment has been reflected in the unaudited pro forma condensed statement of operations. Management has not completed its analysis of the tax impact of the LivePerson Merger on the combined company. Upon consummation of the LivePerson Merger, SoundHound will perform a comprehensive analysis of the tax impact of the LivePerson Merger on the combined company with full information. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma financial statements depending on post-business combination activities.

Note 2 — Reclassification Adjustments

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in SoundHound’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2026. Certain reclassifications are reflected in the unaudited pro forma condensed combined balance sheet and statement of operations to conform presentation between SoundHound and LivePerson. These reclassifications have no effect on previously reported assets, liabilities, stockholders’ equity (deficit) and net loss of SoundHound or LivePerson. Upon consummation of the LivePerson Merger, SoundHound will perform a comprehensive review of LivePerson’s accounting policies. As a result of that review, SoundHound may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined consolidated financial statements.

Refer to the table below for a summary of identified reclassification adjustments made to present LivePerson’s consolidated balance sheet as of March 31, 2026, to conform presentation to that of SoundHound (in thousands):

LivePerson Consolidated Balance Sheet Line Items	SoundHound Consolidated Balance Sheet Line Items	LivePerson Historical	Reclassification Adjustments	Note	LivePerson Historical (Adjusted)
Current assets:	Current assets:
Cash and cash equivalents	Cash and cash equivalents	$101,499			$101,499
Accounts receivable, net of allowances	Accounts receivable, net of allowances	$29,029	(3,365)	(d)	25,664
Prepaid expenses and other current assets	Other current assets	$15,417			15,417
	Contract assets and unbilled receivable, net		3,365	(d)	3,365
Total current assets	Total current assets	145,945	-		145,945
	Right-of-use assets		72	(a)	72
Property and equipment, net	Property and equipment, net	87,858	(83,242)	(e)	4,616
Goodwill	Goodwill	184,540			184,540
Intangible assets, net	Intangible assets, net	13,502			13,502
Deferred tax asset	Deferred tax asset	4,533			4,533
Contract acquisition costs, net	Other non-current assets	20,856			20,856
Other assets	Other non-current assets	348	83,170	(a), (e)	83,518
	Total assets	$457,582	$-		$457,582

Current liabilities:	Current liabilities:
Accounts payable	Accounts payable	$4,357			$4,357
Accrued expenses and other current liabilities	Accrued liabilities	$48,105	(444)	(b), (c)	47,661
	Operating lease liabilities		87	(c)	87
Deferred revenue	Deferred revenue	57,987			57,987
	Other current liabilities		357	(b)	357
Current portion of long-term debt	Other current liabilities	20,071			20,071
Total current liabilities	Total current liabilities	130,520	-		130,520

Senior notes, net of current portion	Long-term debt	373,723			373,723
Deferred tax liability	Deferred tax liability	4,199			4,199
Other liabilities	Other non-current liabilities	636			636
Total liabilities	Total liabilities	$509,078	$-		$509,078

Stockholders’ equity (deficit)	Stockholders’ equity (deficit):
Common stock	Class A Common Stock	173			173
Treasury stock	Treasury stock, at cost	(3)			(3)
Additional paid-in capital	Additional paid-in capital	1,023,338			1,023,338
Accumulated deficit	Accumulated deficit	(1,067,321)			(1,067,321)
Accumulated other comprehensive income (loss)	Accumulated other comprehensive income (loss)	(7,683)			(7,683)
Total stockholders’ equity	Total stockholders’ equity	$(51,496)	$-		$(51,496)
Total liabilities and stockholders’ equity	Total liabilities and stockholders’ equity	$457,582	$-		$457,582

(a)	Reclassification of LivePerson’s historical right-of-use assets of $0.1 million from other assets to right-of-use assets within SoundHound’s balance sheet.

(b)	Reclassification of LivePerson’s historical other current liabilities of $0.4 million from accrued expenses and other current liabilities to other current liabilities within SoundHound’s balance sheet.

(c)	Reclassification of LivePerson’s historical lease liabilities of $0.1 million from accrued expenses and other current liabilities to operating lease liabilities within SoundHound’s balance sheet.

(d)	Reclassification of LivePerson’s historical unbilled receivables of $3.4 million from accounts receivable, net of allowances to contract assets and unbilled receivable, net within SoundHound’s balance sheet.

(e)	Reclassification of LivePerson’s historical internal-use software development costs of $83.2 million from property and equipment to other non-current assets within SoundHound’s balance sheet.

Refer to the table below for a summary of identified reclassification adjustments made to present LivePerson’s consolidated statement of operations for the three months ended March 31, 2026, to conform presentation to that of SoundHound (in thousands):

LivePerson Consolidated Income Statement Line Items	SoundHound Consolidated Income Statement Line Items	LivePerson Historical	Reclassification Adjustments	Note	LivePerson Historical (Adjusted)
Revenue	Revenues	$56,956			$56,956
Costs, expenses and other:	Operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	Cost of revenues	15,525	1,074	(a)	16,599
Sales and marketing	Sales and marketing	13,770	430	(a)	14,200
Product development	Research and development	12,180	3,256	(a)	15,436
General and administrative	General and administrative	12,120	180	(a)	12,300
	Amortization of intangible assets		172	(a)	172
Depreciation and amortization expense		5,112	(5,112)	(a)	-
Total operating expenses	Total operating expenses	58,707	-		58,707
Loss from operations	Loss from operations	(1,751)	-		(1,751)

Other income (expense), net:	Other income (expense), net:
Interest expense	Interest expense	(8,252)			(8,252)
Interest income		503	(503)	(b)	-
Other income (expense), net	Other income (expense), net	998	503	(b)	1,501
Total other income (expense), net	Total other income (expense), net	(6,751)	-		(6,751)
Loss before provision (benefit) for income taxes	Loss before provision (benefit) for income taxes	(8,502)			(8,502)
Provision for income taxes	Provision for income taxes	325			325
Net loss	Net loss	$(8,827)	$-		$(8,827)

(a)	Reclassification of LivePerson’s historical depreciation and amortization of $5.1 million to cost of revenues, sales and marketing, general and administrative, research and development, and amortization of intangible assets within SoundHound’s statement of operations line items.

(b)	Reclassification of LivePerson’s historical interest income of $0.5 million from interest income to other income, net within SoundHound’s statement of operations line item.

Note 3 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations – LivePerson Merger

The estimated preliminary consideration of $293.2 million was determined by reference to the fair value of SoundHound’s common stock on May 15, 2026. The calculation of estimated preliminary consideration is as follows:

Estimated Preliminary Consideration

	Shares	Per Share	Total
	(In thousands, except share and per share amounts)
Estimated SoundHound shares issued for settlement of Secured Notes (1)	29,819,116	$8.41	$250,779
Estimated SoundHound shares issued to LivePerson’s capital stockholders (2)	4,884,079	8.41	41,075
Estimated replacement equity awards for LivePerson’s equity awards (3)	124,854	8.41	955
Estimated equity consideration for LivePerson’s equity awards settled (4)	43,488	8.41	366
Total			$293,175

(1)	SoundHound expects the Secured Notes to be entirely settled in shares of Class A Common Stock. As such, estimated preliminary consideration is equal to the fair value of shares issued to holders of the Secured Notes based on the Total Consideration for the First and Second Lien Secured Notes each divided by the 10-day VWAP stock price of $8.76 estimated as of May 15, 2026 as follows:

Description	First Lien	Second Lien	Total
Total Consideration	$178,007,734	$83,207,729	$261,215,463
10-day VWAP stock price	$8.76	$8.76
Shares to be issued	20,320,517	9,498,599	29,819,116
Fair value per share	$8.41	$8.41
Total	$170,895,548	$79,883,218	$250,778,766

(2)	Common stock consideration is computed based on the Shareholder Stock Consideration of $42.8 million divided by the 10-day VWAP stock price of $8.76 estimated as of May 15, 2026 rounded to the nearest whole share.

(3)	Certain equity awards of LivePerson will be replaced by SoundHound equity awards. The pre-combination portion of such equity awards represents estimated preliminary consideration. There was no incremental post-acquisition expense in excess of that recorded in the historical financial statements of SoundHound as a result of the replacement equity awards. We have adjusted replacement equity award consideration down by $0.1 million, but not shares, to reflect the fair value of estimated forfeitures

(4)	Certain Board of Directors and vested equity awards of LivePerson will be settled in shares of SoundHound common stock. Such settlement of equity awards represents estimated preliminary consideration.

The final shares and total estimated preliminary consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the SoundHound common stock price up to the closing date of the LivePerson Merger.

The Company has assumed that the 2026 Notes will be settled by LivePerson in cash prior to close. There exists a remote possibility that the 2026 Notes may be assumed by the Company and in that case, there will be no impact on consideration transferred and goodwill.

The SoundHound Closing Stock Price was determined based on the average of the daily volume-weighted average price of SoundHound Common stock for each of the ten consecutive trading days ending on and including the trading day that is three trading days prior to the closing date, subject to a collar of $7.00 (floor) and $12.00 (cap) per share. May 15, 2026 was determined to be the most recent practicable date prior to the effective date. As such, May 15, 2026 was the last day of this ten-day volume-weighted period, in which the stock price was determined. A sensitivity analysis on the SoundHound share price was performed to assess the impact on purchase consideration at each end of the collar, or $7 per share and $12 per share, as this represents a reasonable range for share price based on recent volatility. The closing share price was held constant at the May 15, 2026 closing share price ($8.41 per share) for purposes of the sensitivity to illustrate range when SoundHound Closing Stock Price and closing date share price may differ. Purchase consideration will not be impacted by stock price volatility within the collar when SoundHound Closing Stock Price and closing date share price match. The value of LivePerson equity awards when considering a 20% range of outcomes, is immaterial.

The following table shows the change in stock price and estimated consideration:

SoundHound Closing Stock Price	Number of Shares	Share Price (May 15, 2026)	Fair Value of Shares Issued (Consideration)	Impact on Purchase Consideration
	(In thousands, except share and per share amounts)
Floor - $7	43,428,571	$8.41	$365,234	$72,059
Cap - $12	25,333,334	$8.41	$213,053	$(80,122)

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of LivePerson are recognized and measured as of the acquisition date at fair value and added to those of SoundHound. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the LivePerson Merger. The final determination of the purchase price allocation, upon the completion of the LivePerson Merger, will be based on LivePerson’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of LivePerson based on LivePerson’s consolidated balance sheet as of March 31, 2026, with cash and cash equivalents adjusted for $13.5 million of expected transaction costs by LivePerson, with the excess recorded to goodwill.

As of March 31, 2026
(in thousands)
Total preliminary purchase consideration	$293,175

Cash and cash equivalents	$53,928
Accounts receivable	25,664
Contract assets and unbilled receivables	3,365
Other current assets	15,417
Intangible assets (1)	128,000
Property and equipment (2)	4,616
Right-of-use assets	72
Deferred tax assets (3)	4,533
Other non-current assets	276
Total assets acquired	$235,871

Accounts payable	$4,357
Accrued liabilities	38,416
Deferred revenue	57,987
Other current liabilities	357
Deferred tax liabilities (3)	4,199
Operating lease liabilities	87
Other non-current liabilities	635
Total liabilities assumed	$106,038
Preliminary fair value of net assets acquired	$129,833
Estimated goodwill (4)	$163,342

(1)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value (in millions)	Estimated Useful Life
Developed technology	$41.0	5 Years
Customer relationships	83.0	5 Years
Trademark/Trade Name	4.0	3.5 Years

The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the LivePerson Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

(2)	Property and equipment consists primarily of computer equipment, for which the carrying value is assumed to approximate fair value.

(3)	The preliminary purchase price allocation in the unaudited pro forma information reflects a full valuation allowance against the acquired U.S. federal and state net deferred tax assets, including net operating loss carryforwards, as the realization of the full amount of these acquired net deferred tax assets is uncertain. The preliminary purchase price allocation reflects the carryover of deferred tax balances of foreign jurisdictions which do not carry a full valuation allowance. This determination is preliminary and subject to change based upon the final determination of the fair value of identified assets and liabilities.

(4)	Goodwill represents the excess of consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of SoundHound and LivePerson. Goodwill recorded in the LivePerson Merger is not expected to be deductible for tax purposes.

The adjustments related to the acquisition of LivePerson included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 and unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 are as follows:

(a)	Reflects the expected $13.5 million of transaction costs incurred by LivePerson, which are expected to be paid by LivePerson prior to closing of the LivePerson Merger in accordance with the Merger Agreement.

(b)	Reflects LivePerson’s settlement of the 2026 Notes prior to the acquisition close date for $20.1 million of cash from current portion of long-term debt, along with $373.7 million of Secured Notes settled from long-term debt in shares of SoundHound Common Stock. Also includes the $14.0 million of cash paid by LivePerson for the $6.6 million of excess cash to settle the Secured Notes and the $7.4 million of accrued interest on the Secured Notes.

For the three months ended March 31, 2026
(in thousands)
Expected Settlement of LivePerson Debt
Excess Cash paid by LivePerson to settle Secured Notes	$(6,636)
Cash paid by LivePerson for accrued interest	(7,363)
Cash paid by LivePerson to settle 2026 Notes	(20,071)
Total adjustment to cash and cash equivalents	$(34,070)

Settlement of accrued interest – accrued liability account	$(7,363)
Settlement of 2026 Notes	$(20,071)
Settlement of Secured Notes	$(373,723)

(c)	Reflects the elimination of LivePerson’s historical goodwill and the recognition of the preliminary estimate of Goodwill based on the preliminary purchase price allocation. The difference between the preliminary consideration and preliminary identifiable net assets acquired is recorded as estimated goodwill. Goodwill in the acquisition is not expected to be deductible for tax purposes. Refer above for further details related to the preliminary purchase price allocation.

As of March 31, 2026
(in thousands)
Elimination of LivePerson’s historical goodwill	$(184,540)
LivePerson Merger goodwill recognized	163,342
Net adjustment to goodwill	$(21,198)

(d)	Reflects the elimination of LivePerson’s historical intangible assets and the recognition of the preliminary estimated fair value of intangible assets acquired in the LivePerson Merger.

As of March 31, 2026
(in thousands)
Fair value of intangible assets acquired	$128,000
Elimination of LivePerson’s historical intangible assets, net	(13,502)
Net adjustment to intangible assets, net	$114,498

SoundHound determined a preliminary fair value estimate of intangible assets resulting from the preliminary fair value allocation of purchase price. The intangible assets included the following:

	Fair Value	Estimated useful life
Intangible assets acquired	(in thousands)	(in years)
Trademark / Trade name	$4,000	3.5
Customer relationships	83,000	5
Developed technology	41,000	5
Total fair value of acquired intangible assets	$128,000

(e)	Reflects elimination of $20.9 million of LivePerson’s historical contract acquisition costs from other non-current assets, that were not assets as defined by ASC 805 and are considered to be a part of the fair value of customer relationships intangible asset.

(f)	Reflects elimination of $83.2 million of LivePerson’s historical internal-use software development costs.

(g)	Reflects elimination of $1.9 million LivePerson’s historical warrants balance as all warrants are cancelled or extinguished upon the LivePerson Merger.

(h)	The following table summarizes the transaction accounting adjustments impacting the equity balances of LivePerson, as well as new equity issued as consideration for the Merger (in thousands):

	Adjustments to LivePerson historical equity (1)	Purchase consideration (2)	Transaction costs (3)	Total Transaction Accounting Adjustments
Adjustment to Treasury Stock	$3	$-	$-	$3
Adjustment to Class A Common Stock	(173)	3	-	(170)
Adjustment to Accumulated other comprehensive loss	7,683	-	-	7,683
Net Adjustment to Additional paid-in capital	(1,023,338)	293,172	-	(730,166)
Net Adjustment to Accumulated deficit	1,067,321	-	(7,107)	1,060,214
Net Adjustment to Stockholders’ equity	$51,496	$293,175	$(7,107)	$337,564

(1)	Represents the elimination of LivePerson’s historical equity balances as of March 31, 2026

(2)	Reflects the total preliminary purchase consideration of $293.2 million as estimated on May 15, 2026. This includes the issuance of Common Shares 34.9 million shares at $.0001 Par Value.

(3)	Reflects expected acquiror transaction costs of $7.1 million.

(i)	Reflects the elimination of LivePerson’s historical amortization expense and the recognition of new amortization expense related to the acquired identifiable intangible assets based on their estimated fair value on the acquisition date. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful lives.

The acquired intangible assets have been amortized using a straight-line method based on their estimated useful lives as if the LivePerson Merger had been completed on January 1, 2026.

	For the three months ended March 31, 2026	Estimated useful life
	(in thousands)	(in years)
Intangible assets acquired
Trademark / trade name	$286	3.5
Customer relationships	4,150	5
Developed technology	2,050	5
Total amortization expense for acquired intangible assets	$6,486

Adjustment to Cost of revenues -

For the three months ended March 31, 2026
(in thousands)
Amortization expense for acquired intangible assets (developed technology)	$2,050
Adjustment to cost of revenues	$2,050

Adjustment to Amortization of intangible assets -

For the three months ended March 31, 2026
(in thousands)
Amortization expense for acquired intangible assets (customer relationship and trademark / trade name)	$4,436
Elimination of LivePerson’s historical intangible asset amortization expense	(172)
Net adjustment to amortization of intangible assets	$4,264

(j)	Reflects the elimination of LivePerson’s historical amortization of contract acquisition costs of $4.1 million for the three months ended March 31, 2026, that were not assets as defined by ASC 805.

(k)	Reflects the elimination of LivePerson’s historical amortization of internal-use software development costs of $3.8 million for the three months ended March 31, 2026.

(l)	Reflects the reduction of $8.3 million in historical interest expense for the three months ended March 31, 2026, related to the settlement of LivePerson’s debt at closing.

(m)	Reflects the elimination of LivePerson’s historical gain on the change in fair value of debt warrants of $1.1 million for the three months ended March 31, 2026.

(n)	Reflects the pro forma basic and diluted net loss per share attributable to the combined entity’s common stockholders presented in conformity with the two-class method required for participating securities as a result of the pro forma adjustments. The two-class method requires income available to common stockholders for the period to be allocated between shares of common stock and participating securities; however, no allocation has been made because the participating securities are not participating in losses.

The pro forma basic net loss per share attributable to the combined entity’s common stockholders is calculated using the historical basic weighted average shares of SoundHound’s common stock outstanding, adjusted for the additional new shares of SoundHound common stock issued to consummate the LivePerson Merger, assuming the shares were issued and outstanding as of January 1, 2025. Pro forma diluted net loss per share attributable to the combined entity’s common stockholders is calculated using the historical diluted weighted average shares of SoundHound Common Stock outstanding.

Pro forma earnings per share computation for the three months ended March 31, 2026:

For the three months ended March 31, 2026
(in thousands, except share and per share data)
Pro forma net loss attributable to stockholders	$(25,145)
Weighted average shares outstanding – basic	456,344,364
Pro forma net loss per share – basic	$(0.06)

Pro forma net loss attributable to stockholders	$(25,145)
Effect of potentially dilutive equivalent shares to net income (loss)	(22,504)
Net Loss attributable to stockholders, diluted	(47,649)
Weighted average shares outstanding – diluted	464,654,738
Pro forma net loss per share – diluted	$(0.10)

Pro forma weighted average shares outstanding – basic
SoundHound historical, March 31, 2026	421,472,827
LivePerson Merger share consideration transferred	34,871,537
Pro forma weighted average shares outstanding – basic	456,344,364

Pro forma weighted average shares outstanding – diluted
SoundHound historical, March 31, 2026	429,783,201
LivePerson Merger share consideration transferred	34,871,537
Pro forma weighted average shares outstanding – diluted	464,654,738